Exhibit 10.24

February 24, 2012

Jeffrey W. Shaw

Chief Executive Officer

Southwest Gas Corporation

2404 Juniper Canyon Court

Las Vegas, Nevada 89134

Re:    Expiration of Existing Employment Agreement

Dear Mr. Shaw:

Reference is hereby made to that certain Employment Agreement (the “Existing Agreement”), entered into and effective as of September 21, 2004, and amended as of November 14, 2008, between you and Southwest Gas Corporation, a California corporation (the “Company”), and to that certain Change In Control Agreement (the “CIC Agreement”), entered into and effective as of February 24, 2012, between you and the Company. All capitalized terms used herein and not defined herein shall have the meaning assigned to such terms in the CIC Agreement.

You have agreed to continue as the Chief Executive Officer of the Company as an “at will” employee after the termination of the Existing Agreement. In recognition of your years of service, the exemplary performance of the Company during your tenure as Chief Executive Officer and as an inducement to your continued service to the Company, the Company wishes to extend certain incentives to you which would apply after the termination of the Existing Agreement. In consideration of the premises and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, you hereby agree with the Company that from and after June 1, 2012 and prior to a Change in Control, any termination of your employment with the Company by you for Good Reason (as defined herein) or by the Company for any reason other than (i) death, (ii) Disability, (iii) Cause (as defined herein), or (iv) following the termination of this letter agreement as provided below (each, a “Termination Event”), shall have the following effect:

(a)        The Company shall pay you a lump-sum severance payment (the “Severance Payment”) equal to: (1) the sum of (A) twelve (12) months of your yearly base salary in effect as of the date hereof or, if greater, such greater base salary as may be in effect from time to time prior to the date of such termination (“Base Salary”), and (B) an amount equal to any incentive compensation that would be payable to you under any short or long-term incentive compensation plan of the Company (including the Company’s Management Incentive Plan or any successor plan thereto (the “MIP”) and the Company’s Restricted

5241 Spring Mountain Road / Las Vegas, Nevada 89150-0002

P.O. Box 98510 / Las Vegas, Nevada 89193-8510 / (702) 876-7011

www.swgas.com

Jeffrey W. Shaw

February 24, 2012

Stock/Unit Plan or any successor plan thereto (the “RSUP”)), calculated at the designated award opportunity for you at the date of termination and at 100% of the target performance measures, with any such amounts otherwise payable in securities of the Company to be payable in cash, for the period during the applicable plan year preceding the date of such termination and for the period of twelve (12) months following the date of such termination; or (2) such greater amount to which you and the Company may agree;

(b)        Any restricted stock awards, restricted stock units, stock options, stock appreciation rights or performance shares to purchase or relating to the common stock of the Company (the “Incentive Equity”) held by you on the date of such termination (including any Incentive Equity under the MIP or the RSUP), which are not then currently vested or exercisable, shall on such date automatically become vested or exercisable and shall remain exercisable for 90 days thereafter, subject to any fixed term of such Incentive Equity set forth in the document evidencing such Incentive Equity (i.e., any unvested Incentive Equity held by you under the MIP or the RSUP would vest fully under such plans as in the event of you taking early retirement at age 55); and

(c)        The Company shall pay you any benefits under the Company’s benefits plans, including the Company’s Executive Deferred Compensation Plan and the Company’s Supplemental Executive Retirement Plan (the “SERP”), which are fully vested on the date of such termination, in accordance with applicable payment schedules and any applicable elections; provided, however, that you shall receive additional benefits under the SERP such that up to 2 years shall be added to the age assumption in order to deem you to be age 55 under the SERP for purposes of eligibility for benefits, vesting and calculation of benefits, (e.g., if you are 53 at the time of termination, for purposes of eligibility, vesting and calculation of benefits, you will be deemed to be age 55 under the SERP).

You agree that you will work as an “at will” employee of the Company in the capacity of Chief Executive Officer beginning on the June 1, 2012. Nothing within this letter alters our employment-at-will relationship. Either of us may terminate our relationship at any time, with or without cause and, except as otherwise agreed, without liability.

You shall have “Good Reason” to terminate employment if, without your implicit or explicit consent, the Company independently and unilaterally acts in a manner that causes one of the following consequences: (i) without your express written consent, (A) the assignment to you of any duties inconsistent with your positions, duties, authority, responsibilities and status with the Company as of the date hereof, (B) a material demotion or a change in your titles or offices or (C) any removal of you from or any failure to re-elect you to any of such positions; except, in connection with the termination of your employment for Cause, Disability or retirement or as a result of your death or by you other than for Good Reason; (ii) without your express written consent, a material reduction by the Company in your Base Salary, provided that a reduction by the Company in your Base Salary of ten (10)

Jeffrey W. Shaw

February 24, 2012

percent or more shall be sufficient but not necessary to constitute a material reduction by the Company in your Base Salary; (iii) (A) the failure by the Company to continue at levels in effect as of the date hereof any thrift, incentive or compensation plan, or any pension, life insurance, health and accident or disability plan in which you participate, provided that the Company may adopt substantially similar plans that provide benefits at levels no less than those in existence or (B) the taking of any action by the Company which would adversely affect your participation in or materially reduce your aggregate benefits under all of such plans, when taken together, or deprive you of any material fringe benefit currently enjoyed by you; or (iv) your assignment to a new work location which would require a round-trip commute to work from your residence of more than 40 miles per day. You must notify the Company of the existence of the Good Reason condition or conditions set forth above within 90 days of such condition’s or conditions’ initial occurrence and provide the Company with 30 days to remedy such condition or conditions. If the Company remedies such condition or conditions within such 30 day period, and you incur a termination of employment due to the initial existence of such condition or conditions, the termination will not be for Good Reason. If the Company fails to remedy such condition or conditions within such 30 day period, and you incur a termination of employment within 120 days after the expiration of such period, the termination will be for Good Reason.

For purposes of this letter agreement “Cause” shall mean (i) a material act of theft, misappropriation, or conversion of corporate funds committed by you, or (ii) your demonstrably willful, deliberate and continued failure to follow reasonable directives of the Board which are within your ability to perform. You shall not be deemed to have been terminated for Cause unless and until: (x) there shall have been delivered to you a copy of a resolution duly adopted by the independent members of the Board in good faith at a meeting of such Board members called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board) finding that you were guilty of conduct set forth above and specifying the particulars thereof in reasonable detail; and (y) if you contest such finding (or a conclusion that you have failed to timely cure the performance in response thereto), the arbitrator makes the Necessary Findings. Your costs of the arbitration shall be advanced by the Company and shall be repaid to the Company if the arbitrator makes the Necessary Findings. If within sixty (60) days after receipt by you of the resolution referred to above, you notify the Company that a dispute exists concerning the termination, your termination date shall be the date as finally determined by mutual written agreement of the parties or by a final and binding arbitration award. During the period until the dispute is finally resolved, the Company will, in accordance with its regular payroll procedures, continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue you as a participant in all compensation, employee benefit, health and welfare and insurance plans, programs, arrangements and perquisites in which you were participating or to which you were entitled when the notice giving rise to the dispute was

Jeffrey W. Shaw

February 24, 2012

given, until the dispute is finally resolved. Amounts paid shall be repaid to the Company or be offset against or reduce any other amounts due to you under this letter agreement, if appropriate, only upon the final resolution of the dispute.

Subject to the limits set forth below, payment of the foregoing Severance Payment and any other payments or benefits provided for hereunder shall be made in accordance with the Company’s regular payroll procedures and be made to you on the first regularly scheduled Company executive pay date that occurs sixty (60) days after the termination of your employment. Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” within the meaning of Section 409A, during the six- (6-) month period following your termination of employment with the Company, payments to you under this letter agreement (other than reimbursements and in-kind amounts described in Treasury Regulation Section 1.409A-1(b)(9)(v) or any successor provision thereto) that constitute “non-qualified deferred compensation” under Section 409A shall be delayed and paid to you on the first regularly scheduled Company executive pay date that occurs in the seventh (7th) calendar month following the calendar month in which your termination of employment occurs; thereafter, any additional payments owed to you under this letter agreement shall be paid to you in the manner otherwise specified in this letter agreement. With respect to any payment delayed pursuant to this paragraph, the Company shall pay you, on the day on which such delayed payment is made to you, interest on such delayed payment for the period of such delay at the applicable federal rate provided for in Section 1274(d) of the Code for the month in which such delayed payment otherwise would have been made.

For purposes of this letter, you will be deemed to not have terminated employment with the Company unless you have incurred a Separation from Service. For purposes of this paragraph, the term “Company” includes all other organizations that together with the Company are part of a control group of organizations under Section 414(b) and Section 414(c) of the Code. Whether you have incurred a Separation from Service shall be determined based in accordance with Section 409A. Additionally, if you cease to work as an executive, but are retained to provide services as an independent contractor of the Company, the determination of whether you have incurred a Separation from Service shall be determined based in accordance with Section 409A.

You acknowledge and agree that you have consulted with and relied exclusively on your own counsel regarding the tax effects of this letter agreement and that the Company shall have no liability or obligation with respect to any tax imposed by Section 409A, or other Code section, on you as a result of the transactions and payments contemplated by this letter agreement. The parties agree that this letter agreement shall be construed and interpreted to the maximum extent possible to comply with Section 409A.

This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings,

Jeffrey W. Shaw

February 24, 2012

both written and oral, between the parties with respect to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. This letter agreement may not be modified or changed except by an instrument in writing signed by each of the parties hereto.

Provided that the Company duly performs all of its obligations (if any) arising by virtue of a termination of your employment, you will not publicly disparage the Company or its officers, directors, employees or agents and will refrain from any action which could reasonably be expected to cause material adverse public relations or embarrassment to the Company or to any of such persons. Similarly, the Company (including its officers, directors, employees and agents) will not disparage you and will refrain from any action which could reasonably be expected to result in embarrassment to you or to materially and adversely affect your opportunities for employment. The preceding two sentences shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

The Company may withhold from any amounts payable under this letter agreement all federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

You hereby expressly covenant and agree that from the date of this letter agreement until the later of the termination of this letter agreement or one (1) year following a Termination Event (the “Restricted Period”), you shall not, directly or indirectly, do any of the following acts: (i) assist, plan, organize, own, manage, operate, join, control, provide service to, or participate in (in any capacity whatsoever) any business, individual, partnership, firm or corporation or any other business organization, which is at the time engaged wholly or partly, in the businesses of the Company and its affiliates (hereinafter, the “Business”) in any geographic location in which the Company or any of its affiliates (either directly or indirectly) is currently, or has been within the three years prior to the date of this letter agreement, conducting the Business (herein referred to as the “Territory”); (ii) solicit, employ, hire or cause to be solicited, employed or hired any officer, stockholder, employee, consultant or agent employed or retained by the Company or its affiliates, without the prior written consent of the Company; (iii) divert or attempt to divert from the Company or its affiliates to any competitor of the Company any existing customer or supplier, or (based on work or research done or contacts made by the Company) any prospective customer or supplier of the Company within the Territory serviced, without the prior written consent of the Company; or (iv) intentionally disrupt or intentionally attempt to disrupt any business relationship between any third party and the Company or its affiliates in connection with the Business. We acknowledge that neither direct nor indirect ownership by you of one percent (1%) or less of the outstanding common shares of any publicly traded corporation, partnership or trust shall constitute a breach of this paragraph.

Jeffrey W. Shaw

February 24, 2012

You hereby acknowledge and agree that the Company or its affiliates may provide you with data and information (including without limitation specifications, drawings, sketches, models, samples, tools, technical information, methods, processes, techniques, shop practices, formulas, compounds, compositions, research data, marketing and sales information, customer lists, plans, know-how, data, written, oral or otherwise), which is privileged, confidential and proprietary to the Company (“Confidential Information”), in order to enable you to successfully perform your obligations hereunder. You agree that all such data and information, which may be acquired by you, intentionally or unintentionally, directly or indirectly, during the term your employment, shall be and remain the sole and exclusive property of the Company, and shall be returned to the Company, as applicable, in a complete and unaltered form, upon expiration or termination of your employment. Furthermore, you agree that no part or portion of any of such information or data shall be used by you, reproduced, published or disseminated in any manner whatsoever except as is necessary in the ordinary course of performance of your employment, or upon express written permission granted by the Company. Without limiting the generality of the foregoing, you agree to keep secret and confidential all data and information concerning trade secrets, research, new or planned products or services, customers, supply sources, proprietary rights, finances, strategies, business and activities of the Company, its affiliates and its potential or actual customers. “Confidential Information” shall not include (i) information published or available to the public not due to your fault; (ii) information received by you from parties not connected with the Company without the breach of any obligation of confidentiality or (iii) information of a general nature not pertaining to either party.

This letter agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including but not limited to any corporation, person or other entity which may acquire all or substantially all of the assets and business of the Company or any corporation with or into which the Company may be consolidated or merged, and you, your heirs, executors, administrators and legal representatives, provided that your obligations hereunder may not be delegated.

The parties hereto agree that the arbitration and litigation provisions of Section 5 of the CIC Agreement shall apply to this letter agreement. ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR IN RESPECT TO THIS LETTER AGREEMENT (OR ITS VALIDITY, INTERPRETATION OR ENFORCEMENT), THE EMPLOYMENT RELATIONSHIP, OR THE SUBJECT MATTER HEREOF MUST BE SUBMITTED TO AND SETTLED BY ARBITRATION CONDUCTED BEFORE A SINGLE ARBITRATOR (CHOSEN FROM A LIST OF ARBITRATORS PROVIDED BY THE AMERICAN ARBITRATION ASSOCIATION WITH EACH PARTY HERETO TAKING ALTERNATE STRIKES AND THE REMAINING ARBITRATOR HEARING THE DISPUTE). By agreeing to arbitrate all disputes related to this letter agreement, you acknowledge, among other things, that you are waiving the right to have the dispute heard by a court of law or equity and the right to a jury trial.

Jeffrey W. Shaw

February 24, 2012

If any portion or provision of this letter agreement is determined by arbitration or by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining portions or provisions hereof shall not be affected.

This letter agreement may be executed in any number of counterparts, all of which together make and shall constitute one and the same instrument and any of the parties hereto may execute this letter agreement by signing any such counterpart.

This letter agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles.

This letter agreement shall terminate on November 9, 2013, the 55th anniversary of your date of birth. You shall have no rights under the terms of this letter agreement with respect to any termination of employment arising after a Change in Control, at which point the CIC Agreement shall be controlling.

Please acknowledge your agreement to the foregoing by executing a duplicate copy of this letter agreement in the space provided below and returning it to the undersigned.

[Signature page follows.]

Jeffrey W. Shaw

February 24, 2012

SOUTHWEST GAS CORPORATION

By: /s/ MICHAEL J. MELARKY
Name: Michael J. Melarkey
Title: Chairman of the Board

Acknowledged , Accepted and Agreed this

24th day of February, 2012.

/s/ JEFFREY W. SHAW

     Jeffrey W. Shaw